Exhibit 10.6(a)
Description of Park National Corporation Supplemental Executive Retirement Benefits as in effect during fiscal year ended December 31, 2007 and until February 18, 2008
     Park National Corporation (“Park”) adopted the Park National Corporation Supplemental Executive Retirement Plan (the “SERP”) in December 1996. During the fiscal year ended December 31, 2007 (the “2007 fiscal year”), the SERP benefited 30 current and former officers of Park and Park’s subsidiaries, including: (a) William T. McConnell, who serves as Chairman of the Executive Committee of the Board of Directors of each of Park and The Park National Bank, a subsidiary of Park (“PNB”); (b) C. Daniel DeLawder, who serves as Chairman of the Board and Chief Executive Officer of each of Park and PNB; and (c) John W. Kozak, who serves as Chief Financial Officer of Park and Senior Vice President and Chief Financial Officer of PNB. David L. Trautman, who serves as President and Secretary of Park and as President of PNB, did not participate in the SERP during the 2007 fiscal year. Each of the SERP participants, including Messrs. McConnell, DeLawder and Kozak, was a party to a Supplemental Executive Retirement Plan Agreement effective December 27, 1996 (the “SERP Agreement”) with Park.
     The SERP Agreements represented unfunded, non-qualified benefit arrangements designed to restore benefits lost due to limitations under the Internal Revenue Code of 1986, as amended, on the amount of compensation covered by and the benefits payable under a defined benefit plan such as the Park National Corporation Defined Benefit Pension Plan. Park and Park’s subsidiaries had no obligation to set aside any funds with which to pay their respective obligations under the SERP Agreements. The participants, their beneficiaries and any successors in interest were to be general creditors of Park and Park’s subsidiaries in the same manner as any other creditor having a general claim for matured and unpaid compensation.
     Pursuant to each SERP Agreement, if a participant continued to be employed by Park or one of Park’s subsidiaries until age 62, the participant was entitled to receive a payment equal to the balance of his “pre-retirement account” (as defined below) in 15 annual installments. These payments were to commence 30 days following the date on which the participant attained age 62. A participant could elect to receive the balance of his or her pre-retirement account in any number of years that was less than 15 years, provided that the election was made in writing to Park or one of Park’s subsidiaries no less than one year prior to the participant’s retirement date.
     For purposes of the SERP, the “pre-retirement account” was a liability reserve account established on the books of Park or one of Park’s subsidiaries for the benefit of the participant. The pre-retirement account was increased or decreased each year by an amount equal to the aggregate annual after-tax income, calculated in accordance with FASB Technical Bulletin 85-4, from the life insurance policy (described below) until: (i) the participant’s voluntary resignation from, or termination without cause by, Park and Park’s subsidiaries prior to age 62 or (ii) the participant’s retirement.
     In addition to the payment of the pre-retirement account (discussed above), a participant was also entitled to receive a payment equal to the “index retirement benefit” (as defined below). Payment of the index retirement benefit was to commence in the first year that a participant retired from Park and Park’s subsidiaries after age 62 and was to be paid each year thereafter until the participant’s death.
     For purposes of the SERP, the “index retirement benefit” for a participant for any year was to be equal to the aggregate annual after-tax income, calculated in accordance with FASB Technical Bulletin 85-4, from the life insurance policy (described below).
     If a participant were to voluntarily resign or was terminated, with or without cause (as defined in the SERP Agreement), prior to age 62, all benefits under the SERP Agreement were forfeited. If a participant began to draw benefits from Park’s Long Term Disability Plan, for as long as the participant remained disabled, the participant could elect to be paid the balance of his pre-retirement account in equal annual installments from the time the participant began to draw benefits under the Long Term Disability Plan until age 62. From and after the age of 62, the participant was to be paid the index retirement benefit annually until the participant’s death. If a participant died prior to having received the full balance of the participant’s pre-retirement account, such unpaid balance was to be paid in a lump sum to the beneficiary selected by the participant and filed with Park or one of Park’s subsidiaries. In the absence of or a failure to designate a beneficiary, the unpaid balance was to be paid in a lump sum to the personal representative of the participant’s estate.
     Park purchased split-dollar life insurance policies with respect to 26 of the participants in the SERP, including Messrs. McConnell, DeLawder and Kozak, in order to fund Park’s obligations under the SERP Agreement to which each such participant was a party. The SERP was designed to provide an annual targeted retirement benefit of approximately $53,200, $127,900 and $3,900 for Messrs. McConnell, DeLawder and Kozak, respectively. These additional benefits were not guaranteed and were dependent upon the earnings from the related life insurance policies compared to the average yield on three-month Treasury bills. Each life insurance policy also provides a life insurance benefit for the participants in the SERP to whom the policies relate, who die before age 84. The amount of this life insurance benefit is equal to the present value of the stream of future benefits which would have been paid to the individual until age 84 but had not been paid at the time of the individual’s death. If the amount of this life insurance benefit were computed as of December 31, 2007, the life insurance benefit for Mr. McConnell would have been approximately $848,300, the life insurance benefit for Mr. DeLawder would have been approximately $1,996,600 and the life insurance benefit for Mr. Kozak would have been approximately $33,500.
     The life insurance policies described in the preceding paragraph remained in effect following the February 18, 2008 approval by the Compensation Committee of Park’s Board of Directors of Amended and Restated Supplemental Executive Retirement Benefits Agreements (the “Amended SERP Agreements”). The Amended SERP Agreements amended and restated the SERP Agreements by changing the calculation of benefits payable to a participant in the SERP from a defined contribution (indexed) formula to a defined benefit formula.

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